Exhibit 5.1

November 9, 2005	Client-Matter: 14988-035

United PanAm Financial Corp.

3990 Westerly Place, Suite 200

Newport Beach, CA 92660

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to United PanAm Financial Corp., a California corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to an additional 750,000 shares of the Company’s Common Stock (the “Shares”) authorized for issuance under the Company’s Amended and Restated 1997 Employee Stock Incentive Plan, as amended (the “Stock Plan”).

We have examined and reviewed only such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. For the purpose of rendering the opinion set forth herein, we have been furnished with and examined only the following documents:

1.	The Articles of Incorporation of the Company, as amended.

2.	The Bylaws of the Company, as amended.

3.	The Registration Statement.

4.	Records of proceedings of the Board of Directors and shareholders of the Company pertaining to the Plan.

5.	The Stock Plan.

With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have

695 Town Center Drive, 14th Floor, Costa Mesa, California 92626 Telephone: 714.371.2500 Fax: 714.371.2550

Albany  |  Los Angeles  |  Mexico City  |  New York  |  Orange County  |  Palo Alto  |  Sacramento  |  Washington, D.C.

United PanAm Financial Corp.

November 9, 2005

obtained from certain officers of the Company certificates as to such factual matters as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein, and insofar as the opinion set forth herein is based on such factual matters, we have relied on such certificates.

Based upon the foregoing, we are of the opinion that the Shares, if, as and when issued, sold and delivered pursuant to and in accordance with the terms of the Stock Plan and the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

This opinion is limited to the current laws of the State of California, to present judicial interpretations thereof and to facts as they presently exist, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention which may alter, affect or modify the opinion set forth herein. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Stock Plan or the Shares.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP